UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 26, 2011

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4350 McKinley Street
Omaha, Nebraska	68112
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2011, Ballantyne Strong, Inc., (the “Company”), appointed Mary A. Carstens,  54,  as its Chief Financial Officer.  Kevin Hermann, who had previously served in this position, remains with the Company in a senior financial role as Vice President, Secretary and Treasurer. He will also remain active in stockholder relations.

From 2005 until March 31, 2011, Ms. Carstens worked for Belden, Inc. (NYSE:BDC), a global manufacturer of cable and networking products.  She held a number of different positions with BDC, with her latest assignment being the Chief Financial Officer and Vice President of the Asia Pacific Division. Ms. Carstens received a Bachelor of Science in Accounting from Black Hills State University in 1984 and is a Certified Public Accountant (inactive).

Ms. Carstens’ employment agreement with the Company provides for a base salary of $200,000 per year.  She will be eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan of up to 35% of her base salary provided the Company achieves certain universal goals and she achieves the individual goals established for her by the Compensation Committee.  She will be eligible to participate in the 2010 Long-Term Incentive Plan and will receive relocation reimbursement and six-months of temporary living expense reimbursement.   She will be eligible for the Company’s 401(k), medical, dental and vision plans and certain other benefits provided to other employees of the Company.   Finally, Ms. Carstens was granted 2,200 non-qualified stock options with a grant price of $4.07 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: August 1, 2011	By:	/s/ Gary L. Cavey
Gary L. Cavey
President and Chief Executive Officer